UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        July 2000

   5.   If Amendment, Date of Original (Month/Year):



   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                               5. Amount of    6. Owner-
                   2. Trans-                                                    Securities     ship Form:    7. Nature of
                     action                                                    Beneficially    Direct (D)      Indirect
      1. Title of     Date      3. Trans-    4. Securities Acquired (A) or     Owned at End   or Indirect     Beneficial
        Security    (Month/    action Code          Disposed of (D)              of Month     (I) (Instr.     Ownership
       (Instr. 3)  Day/Year)   (Instr. 8)          (Instr. 3, 4 & 5)          (Instr. 3 & 4)       4)         (Instr. 4)
      -----------  ---------   ----------    -----------------------------   ---------------- -----------    ------------
                              Code    V    Amount    (A)or(D)      Price
                              ----    -    ------    --------      -----
     Class A      7/18/2000   S(1)         115,781      D        $21.625(1)       2,284,303      I        By Richard Anthony
     Common Stock                                                                                         Lumpkin 1990
                                                                                                          Personal Income
                                                                                                          Trust for the
                                                                                                          Benefit of
                                                                                                          Elizabeth L. Celio
                                                                                                          dated April 20,
                                                                                                          1990

                  7/18/2000   S(1)         115,781      D        $21.625(1)        2,284,303     I        By Richard Anthony
                                                                                                          Lumpkin 1990
                                                                                                          Personal Income
                                                                                                          Trust for the
                                                                                                          Benefit of
                                                                                                          Benjamin Iverson
                                                                                                          Lumpkin dated
                                                                                                          April 20, 1990

                                                                                   1,852,890     I        By Trust named for
                                                                                                          Elizabeth L. Celio
                                                                                                          created under the
                                                                                                          Mary Green Gallo
                                                                                                          Trust Agreement
                                                                                                          dated December 29,
                                                                                                          1989

                                                                                   1,852,890     I        By Trust named for
                                                                                                          Benjamin I.
                                                                                                          Lumpkin created
                                                                                                          under the Mary
                                                                                                          Green Gallo Trust
                                                                                                          Agreement dated
                                                                                                          December 29, 1989







                                                                               5. Amount of    6. Owner-
                   2. Trans-                                                    Securities     ship Form:    7. Nature of
                     action                                                    Beneficially    Direct (D)      Indirect
      1. Title of     Date      3. Trans-    4. Securities Acquired (A) or     Owned at End   or Indirect     Beneficial
        Security    (Month/    action Code          Disposed of (D)              of Month     (I) (Instr.     Ownership
       (Instr. 3)  Day/Year)   (Instr. 8)          (Instr. 3, 4 & 5)          (Instr. 3 & 4)       4)         (Instr. 4)
      -----------  ---------   ----------    -----------------------------   ---------------- -----------    ------------
                              Code    V    Amount    (A)or(D)      Price
                              ----    -    ------    --------      -----
                                                                                     327,828     I        By Richard Adamson
                                                                                                          Lumpkin
                                                                                                          Grandchildren's
                                                                                                          Trust dated
                                                                                                          September 5, 1980
                                                                                                          for the benefit of
                                                                                                          Elizabeth L. Celio

                                                                                     327,828     I        By Richard Adamson
                                                                                                          Lumpkin
                                                                                                          Grandchildren's
                                                                                                          Trust dated
                                                                                                          September 5, 1980
                                                                                                          for the benefit of
                                                                                                          Benjamin I.
                                                                                                          Lumpkin

                  7/27/00    G(2)    V     13,826       D                          1,852,936     I        By Gail G. Lumpkin
                                                                                                          Trust dated
                                                                                                          December 14, 1985

                  7/27/00    G(2)    V     13,826       A                             13,826     I        By Gail G. Lumpkin
                                                                                                          1998 QTIP Trust,
                                                                                                          dated September
                                                                                                          15, 1998

                                                                                      10,932     I        By Richard Anthony
                                                                                                          Lumpkin Trust
                                                                                                          under the Trust
                                                                                                          Agreement dated
                                                                                                          February 6, 1970

                                                                                      19,800     D(3)





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                            10.
                                                                                                    9.      Owner-
                                                5.                                                Number     ship
                  2.                          Number         6.                                     of      Form of
                Conver-                     of Deriv-       Date                                  Deriva-    Deri-    11.
         1.      sion                         ative         Exer-                                  tive     vative   Nature
        Title     or                          Secur-       cisable            7.           8.     Securi-   Secur-     of
          of     Exer-     3.                 ities          and            Title        Price     ties      ity:   Indirect
       Deriva-   cise    Trans-     4.       Acquired      Expira-           and           of     Benefi-   Direct   Bene-
        tive     Price   action   Trans-     (A) or         tion          Amount of     Deriva-   cially    (D) or   ficial
       Secur-     of      Date    action     Disposed       Date          Underlying      tive   Owned at  Indirect  Owner-
         ity    Deriva-  (Month/   Code       of (D)       (Month/        Securities    Security  End of      (I)     ship
       (Instr.   tive     Day/    (Instr.   (Instr. 3,      Day/          (Instr. 3     (Instr.    Month    (Instr. (Instr.
         3)    Security   Year)     8)        4 & 5)        Year)           and 4)         5)    (Instr. 4)    4)     4)
       ------- --------  ------   -------   ----------     -------        ----------    -------- ---------- ------- -------
                                                        Date
                                                       Exer-  Expir-          Amount or
                                                        cis-   ation          Number of
                                 Code  V    (A)   (D)   able   Date    Title   Shares
                                 ---- ---   ---   ---  -----  ------   -----  ---------
     Employee     $5.875                               (1)  09/25/07  Class A   240,000            240,000     D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy)

     Employee      $5.75                               (2)  12/22/07  Class A    30,000             30,000     D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy)

     Employee     $4.958                               (3)  12/31/08  Class A   240,000            240,000     D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy)

     Employee    $17.521                               (4)  01/07/10  Class A    75,000             75,000     D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy)





                                                                                                            10.
                                                                                                    9.      Owner-
                                                5.                                                Number     ship
                  2.                          Number         6.                                     of      Form of
                Conver-                     of Deriv-       Date                                  Deriva-    Deri-    11.
         1.      sion                         ative         Exer-                                  tive     vative   Nature
        Title     or                          Secur-       cisable            7.           8.     Securi-   Secur-     of
          of     Exer-     3.                 ities          and            Title        Price     ties      ity:   Indirect
       Deriva-   cise    Trans-     4.       Acquired      Expira-           and           of     Benefi-   Direct   Bene-
        tive     Price   action   Trans-     (A) or         tion          Amount of     Deriva-    cially    (D) or   ficial
       Secur-     of      Date    action     Disposed       Date          Underlying      tive    Owned at  Indirect  Owner-
         ity    Deriva-  (Month/   Code       of (D)       (Month/        Securities    Security   End of      (I)     ship
       (Instr.   tive     Day/    (Instr.   (Instr. 3,      Day/          (Instr. 3     (Instr.    Month    (Instr.  (Instr.
         3)    Security   Year)     8)        4 & 5)        Year)           and 4)         5)    (Instr. 4)    4)       4)
       ------- --------  ------   -------   ----------     -------        ----------    -------- ---------- -------  -------
                                                        Date
                                                       Exer-  Expir-          Amount or
                                                        cis-   ation          Number of
                                 Code  V    (A)   (D)   able   Date    Title   Shares
                                 ---- ---   ---   ---  -----  ------   -----  ---------

     Employee     $4.083                               (5)  09/24/07  Class A    94,500              94,500    D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy)

     Employee     $4.042                               (6)  12/22/07  Class A    22,500              22,500    D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy)

     Employee     $4.958                               (7)  12/31/08  Class A    22,500              22,500    D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy)

     Employee    $20.458  4/21/00  A      15,000       (8)  04/21/10  Class A    15,000              15,000    D
     Stock                                                            Common
     Option                                                           Stock
     (right to
     buy)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) The trust contributed MCLD common stock to an exchange fund in exchange for shares of the exchange fund. The MCLD common stock was valued at $21.625 for the purpose of determining the number of shares of the exchange fund issuable to the trust.

        (2) Transfer MCLD common stock to the Gail G. Lumpkin 1998 QTIP Trust. The Reporting Person is a trustee and beneficiary of this trust.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        Explanation of footnotes to Table II:

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.


        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (4) The employee stock option dated 1/7/2000 vests in full on January 7, 2003.

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (5) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (6) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (7) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.





        (8) The employee stock option dated 4/21/2000 vests in four equal installments beginning on April 21, 2001.

   SIGNATURE OF REPORTING PERSON:

   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: August 10, 2000

                          JOINT FILER INFORMATION:

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: July 2000


   Signature: Steven L. Grissom
              Individually and as trustee of the
              Personal Income Trusts